		Capital Commerce Bancorp, Inc.

News Release	Contacts:	Barbara Thompson	David A. Davis
For Immediate Release		919.716.2716	262.532.6110
June 27, 2018		First Citizens Bank	Capital Commerce Bancorp, Inc.

FIRST CITIZENS BANK, CAPITAL COMMERCE BANCORP, INC.
ANNOUNCE MERGER AGREEMENT

RALEIGH, N.C., and MILWAUKEE, WIS. - First-Citizens Bank & Trust Company (known as First Citizens Bank) and Capital Commerce Bancorp, Inc. announced today the signing of a definitive merger agreement. Capital Commerce Bancorp provides personal and business banking products and services through its subsidiary, Securant Bank & Trust.
The agreement provides for the acquisition of Milwaukee-based Capital Commerce Bancorp by First Citizens Bank, which is headquartered in Raleigh, N.C. The announcement was made jointly by Frank B. Holding Jr., chairman and chief executive officer of First Citizens Bank, and David A. Davis, president and chief executive officer of Capital Commerce Bancorp.
The agreement has been approved by the boards of directors of both companies. The transaction is expected to close no later than the fourth quarter of 2018, subject to the receipt of regulatory approvals and the approval of Capital Commerce Bancorp shareholders. Under the terms of the agreement, cash consideration of $4.75 per share will be paid to the shareholders of Capital Commerce for each share of its common stock.
As of March 31, 2018, Capital Commerce Bancorp reported $216 million in consolidated assets, $171 million in deposits and $181 million in gross loans.
With headquarters in Menomonee Falls, Securant formed in 1914 and offers banking through four branch locations in Hartland, Milwaukee, Menomonee Falls and Slinger.
Customers should bank as they normally do at their existing branches, which will become part of First Citizens upon the completion of the merger. First Citizens Bank operates 11 branches in the greater Milwaukee area - 10 branches as the Guaranty Bank division and one branch as First Citizens Bank from a previous, separate acquisition. The bank’s Guaranty Bank division will be converted to First Citizens’ operations and systems in early August.
Frank B. Holding Jr., chairman and CEO of First Citizens, said: “This agreement will allow us to expand our presence and enhance our banking efforts - especially our business and commercial focus - in the Greater Milwaukee area. Combining with a bank like Securant that has a similar history, mission and purpose is a natural fit and will create value for shareholders and customers alike. Securant has a tremendous banking heritage, and we look forward to building on what they’ve accomplished.”

David A. Davis, president and CEO of Capital Commerce Bancorp and Securant, said: “We’re pleased to announce this transaction with First Citizens Bank. Like Securant, First Citizens has a long and illustrious history, and we share a similar foundation of core values. The two companies are very well suited for one another. We believe this merger is in the best interests of our shareholders, customers and employees. Our customers will benefit from First Citizens’ wide offering of retail products and services and their deep business and commercial banking experience.”

Hovde Group, LLC acted as financial advisor and rendered a fairness opinion to the Board of Directors of Capital Commerce Bancorp, Inc. in connection with this transaction. Ward and Smith, P.A., represented First Citizens in the transaction; Reinhart Boerner Van Deuren represented Capital Commerce Bancorp.

Additional Information

In connection with the proposed merger, Capital Commerce Bancorp will prepare and send a proxy statement to each of its shareholders. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER WHEN IT BECOMES AVAILABLE, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THAT DOCUMENT, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.

About First Citizens Bank

Founded in 1898 and headquartered in Raleigh, N.C., First Citizens Bank serves customers at more than 500 branches in 19 states. First Citizens Bank is a wholly owned subsidiary of First Citizens BancShares, Inc. (Nasdaq: FCNCA), which has $34 billion in assets. For more information, call toll free 1.888.FC DIRECT (1.888.323.4732) or visit www.firstcitizens.com. First Citizens Bank. Forever First®.

About Capital Commerce Bancorp, Inc. and Securant Bank & Trust

Capital Commerce Bancorp, Inc.is a privately held bank holding company headquartered in Wisconsin. It is the holding company for Securant Bank & Trust, which was formed in 1914 and currently offering services through locations in Hartland, Milwaukee, Menomonee Falls and Slinger. For more information, visit www.securantbank.com.